                    METLIFE INSURANCE COMPANY OF CONNECTICUT
            METLIFE OF CT SEPARATE ACCOUNT QPN FOR VARIABLE ANNUITIES
                         METLIFE RETIREMENT PERSPECTIVES
                         SUPPLEMENT DATED JUNE 21, 2007
                                       TO
                         PROSPECTUS DATED APRIL 30, 2007


The following information supplements, and to the extent inconsistent therewith, replaces the information in the prospectus. Please retain this supplement and keep it with the prospectus for future reference.


The fees for the VIP Contrafund(R) Portfolio -- Service Class 2, Legg Mason Partners Variable Appreciation Portfolio -- Class I, Legg Mason Partners Variable Capital and Income Portfolio -- Class I, and Total Return Portfolio -- Administrative Class stated in the Fee Table Chapter under the table entitled "Underlying Fund Fees and Expenses", are replaced with the following:

                                                              DISTRIBUTION                               CONTRACTUAL FEE   NET TOTAL
                                                              AND/OR                       TOTAL ANNUAL  WAIVER AND/OR     ANNUAL
                                               MANAGEMENT     SERVICE          OTHER       OPERATING     EXPENSE           OPERATING
UNDERLYING FUND:                               FEE            (12B-1) FEES     EXPENSES    EXPENSES      REIMBURSEMENT     EXPENSES
------------------------------------------------------------------------------------------------------------------------------------
FIDELITY(R) VARIABLE INSURANCE PRODUCTS
    VIP Contrafund(R) Portfolio -- Service
                    Class 2                         0.57%        0.25%          0.09%          0.91%            --          0.91%
LEGG MASON PARTNERS VARIABLE EQUITY TRUST
Legg Mason Partners Variable Appreciation
              Portfolio -- Class I                  0.70%          --           0.02%          0.72%            --          0.72%(z)
    Legg Mason Partners Variable Capital and
    Income Portfolio -- Class I+                    0.75%          --           0.08%          0.83%            --          0.83%
PIMCO VARIABLE INSURANCE TRUST -
ADMINISTRATIVE CLASS
   Total Return Portfolio                           0.25%          --           0.40%          0.65%            --          0.65%


(z) Other Expenses include 0.01% of "Acquired Fund Fees and Expenses," which are fees and expenses attributable to underlying portfolios in which the Portfolio invested during the preceding fiscal year.






If you would like another copy of the prospectus, write to us at 185 Asylum Street, 3 CP, Hartford, CT 06103-3415 or call us at (800) 842-9406 to request a free copy.


Book 95                                                               June, 2007